Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-288470) and Form S-8 ( File No. 333-272106, File No. 333-277062, File No. 333-284475) of our report dated March 27, 2025, with respect to the consolidated financial statements of ZyVersa Therapeutics, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, NY

March 31, 2026